Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity Incentive Plan of Priority Technology Holdings, Inc. of our reports dated March 10, 2026, with respect to the consolidated financial statements of Priority Technology Holdings, Inc. and the effectiveness of internal control over financial reporting of Priority Technology Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, GA

August 27, 2026